Exhibit 10.1

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

FOR

GEORGE G. GLEASON, II

BANK OF THE OZARKS

Little Rock, Arkansas

Effective May 4, 2010

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is effective as of the 4th day of May, 2010 by and between BANK OF THE OZARKS (the “Bank”), an Arkansas state chartered commercial bank, and George G. Gleason, II, hereinafter referred to as “Executive”. This Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section. Any reference herein to the “Company” shall mean BANK OF THE OZARKS, INC. The Company shall be a signatory to this Plan for the sole purpose of acknowledging and consenting to the Plan and the Bank’s performance hereunder.

W I T N E S S E T H:

WHEREAS, Executive is employed by the Bank as its Chairman and Chief Executive Officer and also fills the same positions with the Company, for which the Company periodically reimburses the Bank for a portion of Executive’s total compensation and benefit costs based on the estimated allocation of Executive’s time devoted to performance of Bank and Company duties; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by the Executive and wishes to encourage his continued employment and to provide him with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executive, a member of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Supplemental Executive Retirement Plan which controls all issues relating to Supplemental Retirement Benefits as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means that portion of the Supplemental Retirement Benefit which is expensed and accrued by the Bank under generally accepted accounting principles (GAAP).

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Compensation Committee of the Board.

1.4	“Bank” means Bank of the Ozarks and any successor thereto.

1.5	“Beneficiary” means the person or persons (and their heirs) designated by Executive pursuant to Section IV as the Beneficiary to whom the deceased Executive’s benefits are payable. If no

Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If no Beneficiary is so designated and Executive’s Spouse is not living, then the Children will be deemed the Beneficiaries and will take on a per stirpes basis. If no Beneficiary is so designated and Executive’s Spouse is not living and there are no living Children, then the Estate of Executive will be deemed the Beneficiary.

1.6	“Board” means the Board of Directors of the Bank, unless specifically noted otherwise.

1.7	“Cause” shall mean the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank or the Company. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank and the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding from this vote and the number of members of the entire membership, the Executive and any relatives of the Executive) at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

1.8	“Change in Control” of the Bank or the Company shall mean (1) a change in ownership of the Bank or the Company under paragraph (i) below, or (2) a change in effective control of the Bank or the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (iii) below:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the corporation for which board members are replaced is another corporation.

(iii)	Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.9	“Children” means, and refers collectively to, Amy Denise Baden, Eric Daniel Merriman, George G. Gleason, III (a.k.a. Tripp Gleason), and Peter Ross Gleason. If any of such Children are deceased at the time payments are due the Children under this Plan, then Children shall also include the issue of any such deceased Children who will take on a per stirpes basis.

1.10	“Code” means the Internal Revenue Code of 1986, as amended.

1.11	“Company” means Bank of the Ozarks, Inc. and any successor thereto.

1.12	“Effective Date” of this Plan shall be May 4, 2010.

1.13	“Estate” means the estate of Executive.

1.14	“Executive” means George G. Gleason, II.

1.15	“Good Reason” means the initial existence of one or more of the following conditions (to which the Executive has not consented):

(a)	a diminution in the Executive’s base compensation;

(b)	a diminution in the Executive’s authority, duties, or responsibilities;

(c)	a diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that an Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation;

(d)	a diminution in the budget over which the Executive retains authority;

(e)	a change in the geographic location at which the Executive must perform the services; or

(f)	any other action or inaction that constitutes a breach by the Bank or the Company of any employment or other agreement under which the Executive provides services to the Bank or the Company.

1.16	“Interest Factor,” unless specifically designated otherwise in this Subsection or in another place in this Plan, means monthly compounding or discounting, as applicable, at a six percent (6%) annual rate. For purposes of determining present value in the event of a Change in Control, the Interest Factor shall mean 120% of the semiannual applicable federal rate (AFR) as determined under Code Section 1274(d).

1.17	“Normal Retirement Date” means the birthday on which Executive attains age seventy (70).

1.18	“Plan Year” shall mean the calendar year.

1.19	“Post Voluntary Separation Accrued Benefit” means the Accrued Benefit determined at Executive’s Separation from Service, which is increased by the Interest Factor until Executive’s Normal Retirement Date (such annually increased amount shall become the “Accrued Benefit”). The Accrued Benefit shall be annuitized upon the Normal Retirement Date (notwithstanding that the Executive has a Separation of Service prior to that date) using the Interest Factor and payable in one hundred eighty (180) equal monthly installments commencing thirty (30) days following Normal Retirement Date.

1.20	“Post Normal Retirement Date Supplemental Retirement Benefit” means the Supplemental Retirement Benefit adjusted for continued employment of the Executive after Normal Retirement Date. The adjustment shall be made by increasing the Accrued Benefit at Normal Retirement Date by the Interest Factor until the date of Executive’s Separation from Service (such increased amount shall become the “Accrued Benefit”). The Accrued Benefit shall be annuitized upon Separation from Service using the Interest Factor and shall be payable in one hundred eighty (180) equal monthly installments commencing thirty (30) days following the Executive’s Separation from Service after Normal Retirement Date.

1.21	“Separation from Service” means Executive’s retirement or other termination of employment with the Bank and the Company within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

A Separation from Service shall occur upon the date the Bank and Executive reasonably anticipate that no further services would be performed after such date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) months.

1.22

“Specified Employee” means, in the event the Bank, the Company or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event the Executive is a Specified Employee at the time of his Separation from Service, no benefits shall be paid until the earlier of the Executive’s date of death or six (6) months following such Separation of Service and payment shall commence within thirty (30) days following such applicable date. If monthly installments are deferred pursuant to the preceding sentence, any monthly installment which could have otherwise been paid notwithstanding the preceding sentence prior to the deferred commencement date, shall be accumulated and paid with the first monthly installment paid after such deferral. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

1.23	“Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.24	“Supplemental Retirement Benefit” means an amount equal to $32,196.67 per month payable in one hundred eighty (180) equal monthly installments commencing thirty (30) days following Normal Retirement Date.

1.25	“Survivor’s Benefit” means an amount equal to $32,196.67 per month payable in one hundred eighty (180) equal monthly installments commencing thirty (30) days following the date of the Executive’s death.

SECTION II

ESTABLISHMENT OF RABBI TRUST

2.1	The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.

SECTION III

BENEFITS

3.1	Service to or After Normal Retirement Date. If Executive Separates from Service on his Normal Retirement Date, Executive shall be entitled to the commencement of the Supplemental Retirement Benefit. If Executive Separates from Service after his Normal Retirement Date, Executive shall be entitled to the commencement of the Post Normal Retirement Date Supplemental Retirement Benefit.

3.2	Voluntary or Involuntary Separation from Service Prior to Normal Retirement Date. If Executive has a voluntary or involuntary Separation from Service prior to Normal Retirement Date, Executive shall be entitled to receive the amount specified here:

(a)	Involuntary Separation. Executive shall be entitled to the Supplemental Retirement Benefit and commencement will be deferred to Normal Retirement Date notwithstanding that the Executive has a Separation of Service prior to that date. Executive shall be deemed to have an involuntary Separation from Service if Executive has a voluntary Separation from Service for Good Reason.

(b)	Voluntary Separation. Executive shall be entitled to the Post Voluntary Separation Accrued Benefit. Executive shall be deemed to have an voluntary Separation from Service if Executive has an involuntary Separation from Service for Cause.

3.3	Death Benefits.

(a)	Death After Commencement. In the event Executive dies at any time after the commencement of the payment of one hundred eighty (180) equal monthly installments, but prior to completion of all one hundred eighty (180) payments, the Bank shall continue to pay to Executive’s Beneficiary the monthly installments in the same amount the Executive would have received for the remainder of the unpaid one hundred eighty (180) equal monthly installments.

(b)	Death Prior to Separation from Service. If Executive dies prior to Separation from Service but while employed at the Bank, Executive’s Beneficiary shall be entitled to the Survivor’s Benefit.

(c)	Death After Separation from Service and Prior to Commencement. If Executive dies following Separation from Service but prior to the commencement of benefit payments to Executive, Executive’s Beneficiary shall be entitled to the payment of the amount otherwise payable to Executive under the applicable Subsection of this Section III, commencing within thirty (30) days of Executive’s death and payable in one hundred eighty (180) equal monthly installments.

3.4	Benefit Payable Following a Change in Control.

(a)	If a Change in Control occurs, and within twenty-four (24) months thereafter, the Executive has an involuntary Separation from Service or a voluntary Separation from Service for Good Reason, the Executive shall be entitled to receive a lump sum payment equal to the present value of Executive’s Supplemental Retirement Benefit at Executive’s Normal Retirement Date, or if such Separation from Service occurs after Executive’s Normal Retirement Date, the present value of Executive’s Adjusted Supplemental Retirement Benefit at Executive’s then current age. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within ninety (90) days of the Separation from Service, or if Executive is a Specified Employee at the time of his Separation from Service, within ninety (90) days following the earlier of the date of the Executive’s death or six (6) months following the date of the Executive’s Separation from Service.

(b)	If a Change in Control shall occur after commencement of payment of one hundred eighty (180) equal monthly installments to either the Executive or the Beneficiary, then, as the case may be, the Executive shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the Executive and the Beneficiary shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the Beneficiary. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within ninety (90) days of the date of the Change in Control.

(c)

Notwithstanding any provision in this Plan to the contrary, in the event the Bank determines that part or all of the lump sum payment to or for the benefit of the Executive pursuant to this Section 3.4 constitutes a “parachute payment” under Code Section 280G(b)(2), then, if the aggregate present value of such parachute payment, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to or for the benefit of the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount” under Code Section 280G(b)(3) (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Executive under this Plan shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s Base Amount.

3.5	Additional Death Benefit—Burial Expense. In addition to the above-described death benefits, upon Executive’s death, Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000.00). This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of Executive. Such death benefit shall be payable within thirty (30) days of Executive’s death. Executive’s Beneficiary shall not be entitled to such benefit if Executive is terminated for Cause prior to death.

3.6	Single Payment. For purposes of Code Section 409A, the payments due hereunder shall be deemed a single payment.

SECTION IV

BENEFICIARY DESIGNATION

4.1	Executive shall make a designation of Beneficiaries by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of Beneficiaries. Any Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

EXECUTIVE’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

5.1	At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank or the Company. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank and the Company. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank and the Company those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VI

ACT PROVISIONS

6.1	Named Fiduciary and Administrator. The Compensation Committee of the Board shall be the Named Fiduciary and Administrator of this Plan. The Administrator shall have the exclusive and discretionary power to determine eligibility for benefits, to decide any disputes arising under the Plan, to interpret the terms of the Plan, and the responsibility for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2	Claims Procedure and Arbitration. In the event that the Executive (or to his Beneficiary in the case of Executive’s death) believes he or she is entitled to receive a benefit or a different benefit then the one determined by the Administrator, then a written claim must be made to the Administrator. The Administrator shall either grant or deny such claim within 90 days after receipt of such written notice of claim (or within such other period as may mutually be agreed to by the person and the Administrator), unless special circumstances require an extension of time of up to an additional 90 days for processing the claim and appropriate notice of such extension is given; provided, however, that any delay on the part of the Administrator in arriving at a decision shall not adversely affect benefits payable under a granted claim.

Any person who makes a claim that is denied shall have the right to appeal the denial of his claim to the Administrator for a full review at any time within 60 days after the claimant receives written notice of such denial. The final decision of the Administrator shall be made not later than 60 days after its receipt from the claimant of a request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of a request for review. Such decision shall be made in writing and shall be final and binding on the claimant.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VII

MISCELLANEOUS

7.1	No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank or the Company nor limit the right of the Bank or the Company to discharge or otherwise deal with Executive without regard to the existence of the Plan.

7.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of Arkansas, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

7.3

Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank or the Company would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4	Incapacity of Recipient. In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5	Unclaimed Benefit. Executive shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for Executive until the expiration of five (5) years. Upon expiration of the five (5) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

7.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank or the Company, or as a member of the Board of the Bank or the Company shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s or Company’s existing or future compensation structure.

7.9	Suicide. Contemporaneous with and in conjunction with the establishment of this Plan, the Bank has purchased three (3) life insurance polices on the life of the Executive. Should the Executive’s death result from suicide, whether sane or insane, such that the incontestability clause in such policies reduces or eliminates payment under one or more of such policies and the Bank cannot recover the full amount of its premiums paid towards such policies, then the maximum benefit payable to Executive’s Beneficiary will be the greater of: (i) the excess of the policy proceeds received by the Bank over the full amount of the Bank’s premiums paid towards such policies, and (ii) Executive’s Accrued Benefit at the time of his death.

7.10	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, the Company, their successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

7.11	Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank or the Company; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank or the Company; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.12	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.13	12 U.S.C. § 1828(k). Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

7.14	Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

SECTION VIII

AMENDMENT/TERMINATION

8.1	Amendment. This Plan shall not be amended or modified at any time, in whole or part, without the mutual written consent of Executive and the Bank, except to the extent necessary to comply with applicable laws.

8.2	Termination of Plan. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out all remaining benefits. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)	The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan (e.g., the Accrued Benefit) are included in Executive’s gross income in the latest of (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)	The Board may terminate the Plan by Board action occurring within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank and Company are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. Following the termination of the Plan, the amount payable to Executive shall be the amount to which Executive is entitled upon a Change in Control.

SECTION IX

EXECUTION

9.1	This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

9.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan to be executed on this         day of             , 2010.

ATTEST: BANK OF THE OZARKS

By:
Secretary

Title:

ATTEST:	BANK OF THE OZARKS, INC.

By:
Secretary

Title:

EXECUTIVE

George G. Gleason, II

Exhibit A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

For George G. Gleason, II

Executive, under the terms of the Supplemental Executive Retirement Plan effective May     , 2010, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

DATE: , 20 .	EXECUTIVE

(WITNESS)	George G. Gleason, II

(WITNESS)